UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2021 (May 3, 2021)

Global Medical REIT Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37815	46-4757266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, Suite 440

Bethesda, MD

20814

(Address of Principal Executive Offices)

(Zip Code)

(202) 524-6851

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbols:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	GMRE	NYSE
Series A Preferred Stock, par value $0.001 per share	GMRE PrA	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 3, 2021, Global Medical REIT Inc. (the “Company”), Global Medical REIT L.P. (the “Operating Partnership”), as borrower, and certain subsidiaries of the Operating Partnership (such subsidiaries, the “Subsidiary Guarantors”) entered into a second amended and restated credit agreement (the “Second A&R Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, which contains the following material amendments to the Company’s previous credit facility:

•	increased the aggregate capacity of the facility from $600 million to $750 million, consisting of a $400 million, four-year revolving credit facility (expiring in 2025), with two, six-month extension options (the “Revolver”) and a $350 million, five-year term loan (expiring in 2026) (the “Term Loan”);

•	removed the collateral requirements so that the Second A&R Credit Facility is an unsecured facility; and

•	implemented the following LIBOR margins for the Revolver and Term Loan:

Total Leverage Ratio	Revolver LIBOR Margin	Revolver Base Rate Margin	Term Loan LIBOR Margin	Term Loan Base Rate Margin
< 40%	1.25%	0.25%	1.20%	0.30%
≥ 40% and < 45%	1.35%	0.35%	1.30%	0.30%
≥ 45% and < 50%	1.50%	0.50%	1.45%	0.45%
≥ 50% and < 55%	1.75%	0.75%	1.70%	0.70%
≥ 55%	2.00%	1.00%	1.95%	0.95%

The Second A&R Credit Facility includes a $500 million accordion feature that allows the Company to increase the total borrowing capacity under the Second A&R Credit Facility to $1.25 billion, subject to certain conditions.  The Subsidiary Guarantors and the Company are guarantors of the obligations under the Second A&R Credit Facility.

The Company’s ability to borrow under the Second A&R Credit Facility is subject to its ongoing compliance with customary affirmative and negative covenants as well as financial maintenance covenants. The Second A&R Credit Facility includes customary events of default, the occurrence of which, subject to certain cure periods, permits the lenders to terminate commitments to lend under the Second A&R Credit Facility and accelerate payment of all amounts outstanding thereunder.

The above description of the terms and conditions of the Second A&R Credit Facility is only a summary of the material amendments to the Company’s previous credit facility and is not intended to be a complete description of the terms and conditions. All of the terms and conditions of the Second A&R Credit Facility are set forth in the Second A&R Credit Facility, which is filed as Exhibit 10.1 hereto, and is incorporate herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On May 5, 2021, the Company announced its financial position as of March 31, 2021 and operating results for the three months ended March 31, 2021 and other related information. The Company also posted its First Quarter 2021 Earnings Supplemental (the “Supplemental”) to the Company’s website at www.globalmedicalreit.com. The press release and Supplemental are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

The information included in this Item 2.02 of this Current Report on Form 8-K, including the press release and Supplemental, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above in Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement, dated May 3, 2021, by and among Global Medical REIT L.P., Global Medical REIT Inc., the certain subsidiaries from time to time party thereto as guarantors, and JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and financial institutions party thereto as lenders.
99.1*	First Quarter 2021 Earnings Release.
99.2*	First Quarter 2021 Earnings Supplemental.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.

By:	/s/ Jamie A. Barber
Jamie A. Barber
Secretary and General Counsel

Date: May 5, 2021